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              ORANGE AND ROCKLAND UTILITIES, INC. AND SUBSIDIARIES
                                                                    EXHIBIT 12.3
                       RATIO OF EARNINGS TO FIXED CHARGES
                               Twelve Months Ended
                             (Thousands of Dollars)

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                                                              December    December    December    December    December
                                                                1998        1999        2000        2001        2002
                                                             -----------------------------------------------------------

EARNINGS
        Net Income                                             $44,968    $14,726      $39,069     $40,182      $44,896
        Federal Income & State Tax                              24,877     40,101       24,654      25,937       24,574

        Total Earnings Before Federal and State Income Tax      69,845     54,827       63,723      66,119       69,470

FIXED CHARGES*                                                  36,973     35,454       27,141      26,373       30,118
                                                             -----------------------------------------------------------
                    Total Earnings Before Federal and State
                       Income Tax and Fixed Charges           $106,818    $90,281      $90,864     $92,492      $99,588
                                                             ===========================================================



        * Fixed Charges

        Interest on Long-Term Debt                              23,867     26,326       21,873      21,855       21,218
        Amortization of Debt Discount, Premium and Expense       1,138      1,208        1,060         994          961
        Interest Component on lease Payment                      2,505      2,583        1,257       1,305        1,598
        Other Interest                                           9,463      5,337        2,951       3,213        7,302
                                                             -----------------------------------------------------------

                    Total Fixed Charges                         36,973     35,454       27,141      27,367       31,079
                                                             ===========================================================



        Ratio of Earnings to Fixed Charges                        2.89       2.55         3.35        3.38         3.20
                                                             ===========================================================
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